Exhibit 10.8
Mr. Ajei Gopal
Re: Amendment to Offer Letter
Dear Ajei:
          Reference is made to your offer letter of employment dated August 26, 2008, (the “Offer Letter”) between you and CA, Inc. (the “Company”).
          As discussed, the Company wishes to amend the terms relating to your severance payment of a minimum of 12 months base salary in the event you are terminated other than for “cause” and terms relating to reimbursement of reasonable expenses as set forth in the Offer Letter in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
          By signing this letter of amendment you agree to amend the following terms of your Offer Letter:
          You and the Company hereby agree that in the event you are terminated other than for “cause” a severance payment of 12 months base salary (the “Severance Payment”) shall be paid to you provided that within 55 days from your termination of employment you execute, return and do not revoke a general release of claims in the form acceptable to the Company The Severance Payment shall be paid in a lump sum no later than 60 days following the date of your termination of employment.
          You and the Company hereby agree that any obligation of the Company to reimburse reasonable expenses as set forth in your Offer Letter shall be paid to you no later than the end of the calendar year following the year in which such expenses were incurred.
          You and the Company further agree that to the extent that any payments made under the terms of the Offer Letter, this amendment or any plan or arrangement of the Company constitute “deferred compensation” under Section 409A of the Internal Revenue Code (“Section 409A”) and that if paid would be subject to tax and penalties, the payment will be paid to you at such time as permitted under section 409A. Neither the Company nor any of its employees or representatives shall have any liability to you with respect to any taxes or penalties that may be owed under Section 409A to the extent that any payments, plan or arrangement of the Company pursuant to the terms of this agreement constitute “deferred compensation” under Section 409A.
          Except as otherwise amended herein all terms of your Offer Letter will remain in full force and effect. Please sign and date the agreement below.

/s/Andrew Goodman CA, Inc.	/s/ Ajei Gopal Ajei Gopal

Date: December 8, 2008	Date: December 12, 2008